EXHIBIT 99.1

Force Protection, Inc. Amends Award Announcement

For $77 Million of Contracts to Install Cougar Independent Suspension Upgrade Kits

Continues to Build Lifecycle Support Business for Deployed Vehicles

LADSON, S.C.—(BUSINESS WIRE)—Force Protection, Inc. (NASDAQ: FRPT), a leading designer, developer and manufacturer of life saving survivability solutions and provider of total life cycle support for those products, today amends its announcement from July 6, 2009 that it has received contracts for both Phase 1 and Phase 2 installation of specifically redesigned TAK-4 independent suspension kits for 1,317 Cougar MRAPs.   The aggregate amount of the award is $77 million, as further discussed below, not the previously reported $70 million.

The Phase 1 award under modification to Contract M67854-07-D-5031 from the United States Marine Corps Systems Command was made on June 16, 2009 for $21.4 million and the Phase 2 was awarded on Thursday, July 2, 2009 for an additional $59 million, of which $56 million relates to independent suspension kits. The work is expected to be completed prior to February, 2010 and will be performed by both Force Protection’s staff of field service representatives (FSR) and by FSRs from Oshkosh Corporation (NYSE: OSK) under a subcontract from Force Protection. The modification for the purchase of the hardware associated with this installation work was awarded on April 8, 2009 in the amount of $158.1 million, bringing the total cost for this independent suspension upgrade program, thus far, to approximately $235.5 million. The awards under these contract modifications are subject to definitization.

Michael Moody, Chief Executive Officer of Force Protection, commented, “We are pleased to have received these awards to install this much needed, high-performance mobility upgrade package for approximately a third of our deployed fleet of Cougar MRAPs. This award demonstrates our ability to capture a range of opportunities to provide service, support, spares and training. We are excited to leverage our recent investment in our Kuwait-based logistics and service depot, which we believe has significantly increased our ability to serve our customer and the war-fighter with faster response and more comprehensive service.”

About Force Protection, Inc.

Force Protection, Inc. is a leading American designer, developer and manufacturer of survivability solutions, predominantly blast- and ballistic-protected wheeled vehicles currently deployed by the U.S. military and its allies to support armed forces and security personnel in conflict zones. The Company’s specialty vehicles, the Cougar, the Buffalo and the Cheetah, are designed specifically for reconnaissance and urban operations and to protect their occupants from landmines, hostile fire, and improvised explosive devices (IEDs, commonly referred to as roadside bombs). The Company also is the developer and manufacturer of ForceArmor™, an armor package providing superior protection against explosively formed projectiles (EFPs), now available for a wide range of tactical-wheeled vehicles. The Company is one of the original developers and primary providers of vehicles for the U.S. military’s Mine Resistant Ambush Protected, or MRAP, vehicle program. For more information on Force Protection and its vehicles, visit www.forceprotection.net.

Force Protection, Inc. Safe Harbor Language

This press release contains forward looking statements that are not historical facts, including statements about our beliefs and expectations. These statements are based on beliefs and assumptions of Force Protection’s management, and on information currently available to management. These forward looking statements include, among other things: the growth and demand for Force Protection’s vehicles, service, support and training, including the Tactical Support Vehicle, the ForceArmor™ kits and other vehicles; the rate at which the Company will be able to produce and deliver these products and provide services and support; the Company’s ability to develop new technologies and products, and the effectiveness of these technologies and products; the Company’s execution of its business strategy and strategic transformation, the Company’s increased ability to serve its customers abroad; and the Company’s expected financial and operating results, including its revenues and cash flow, for future periods. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update any of them publicly in light of new information or future events. A number of important factors could cause actual results to differ materially from those contained in any forward-looking statements. Examples of these factors include, but are not limited to, the ability to fulfill the above orders on a timely basis, the ability of the subcontractor to perform, the ability to effectively manage the risks in the Company’s business; the ability to develop new technologies and products and the acceptance of these technologies and products; the ability to obtain new orders for its vehicles and products; the Company’s ability to identify and remedy its internal control weaknesses and deficiencies, and other risk factors and cautionary statements listed in the Company’s periodic reports filed with the Securities and Exchange Commission, including the risks set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, as updated in the Quarterly Report on Form 10-Q for the period ended March 31, 2009.

Contacts

Force Protection, Inc.
Tommy Pruitt, 843-574-3866
Senior Communications Director
or
Investor Relations:
ICR Inc.
James Palczynski, 203-682-8229
Principal and Director